CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference into the Registration Statements on Form S-8 (Registration Nos. 333-111303, 333-34420 and 333-73650), pertaining to the Jacada Ltd. 2003 Share Option and Incentive Plan, Jacada Ltd. 1999 Share Option and Incentive Plan, the Jacada Ltd. 1996 Share Option Plan and to the Jacada Ltd. 1994 Stock Option Plan, of our report, dated February 3, 2005 with respect to the consolidated financial statements of Jacada Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.




Tel-Aviv, Israel                                KOST, FORER, GABBAY and KASIERER
June 28, 2005                                   A member of Ernst & Young Global